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This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2006.

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 18, 2005

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129665

$125,000,000
 The Navigators Group, Inc.
       % Senior Notes Due                       2016

        We will pay interest on the notes on              and              of each year, beginning on              , 2006. The notes will mature on                            2016. We may redeem some or all of the notes at any time or from time to time at a redemption price calculated as described in this prospectus supplement under "Description of the Notes—Optional Redemption."

        The notes will be our senior, unsecured obligations and will rank senior to any of our existing and future subordinated indebtedness and equally with all of our other existing and future unsecured and unsubordinated indebtedness. We do not intend to apply for listing of the notes on any national securities exchange.

        Investing in our notes involves risks. See "Risk Factors" on page S-8 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to The Navigators Group, Inc.(2)
Per Note	$	$	$
Total	$	$	$

(1)
Plus accrued interest, if any, from                            , 2006.

(2)
Excluding expenses of the Offering.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, Societe Anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about              , 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	JPMorgan
Keefe, Bruyette & Woods	LaSalle Capital Markets

The date of this prospectus supplement is April     , 2006.

Prospectus Supplement

Prospectus

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of unsecured senior notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. Similarly, you should rely on the information in this prospectus supplement to the extent that it is inconsistent with or updates information incorporated by reference in this prospectus supplement from a document dated prior to the date of this prospectus supplement.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements using the words "estimate", "expect", "believe" or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that anticipated results will be achieved, since results may differ materially because of both known and unknown risks and uncertainties which we face. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to, the factors discussed in the "Risk Factors" section of this prospectus supplement and under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005 as well as:

  •
  the effects of domestic and foreign economic conditions, and conditions which affect the market for property and casualty insurance;

  •
  changes in the laws, rules and regulations which apply to our insurance companies;

  •
  the effects of emerging claim and coverage issues on our business, including adverse judicial or regulatory decisions and rulings;

  •
  the effects of competition from banks, other insurers and the trend toward self-insurance;

  •
  risks that we face in entering new markets and diversifying the products and services we offer;

  •
  unexpected turnover of our professional staff;

  •
  changing legal and social trends and inherent uncertainties in the loss estimation process that can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables, including our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

  •
  risks inherent in the collection of reinsurance recoverable amounts from our reinsurers over many years into the future based on their financial ability and intent to meet such obligations to the Company;

  •
  risks associated with our continuing ability to obtain reinsurance covering our exposures at appropriate prices and/or in sufficient amounts and the related recoverability of our reinsured losses;

  •
  weather-related events and other catastrophes (including acts of terrorism) impacting our insureds and/or reinsurers, including, without limitation, the impact of Hurricanes Katrina, Rita and Wilma and the possibility that our estimates of losses from Hurricanes Katrina, Rita and Wilma will prove to be materially inaccurate;

  •
  our ability to attain adequate prices, obtain new business and retain existing business consistent with our expectations;

  •
  the possibility of downgrades in our claims-paying and financial strength ratings significantly adversely affecting us, including reducing the number of insurance policies we write generally, or causing clients who require an insurer with a certain rating level to use higher-rated insurers;

  •
  the inability of our internal control framework to provide absolute assurance that all incidents of fraud or unintended material errors will be detected and prevented;

  •
  the risk that our investment portfolio suffers reduced returns or investment losses which could reduce our profitability; and

  •
  other risks that we identify in future filings with the Securities and Exchange Commission (the "SEC").

In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus supplement may not occur. You are cautioned not to place undue reliance on any forward- looking statements, which speak only as of their respective dates.

SUMMARY

This summary highlights information about us and the offering. Because this is a summary, it may not contain all the information that you should consider before investing in our notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, especially the "Risk Factors" beginning on page S-8 of this prospectus supplement and the additional risk factors incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2005, the consolidated financial statements and notes to those statements and the documents incorporated by reference in this prospectus supplement, before deciding to invest in our notes. When we use the terms "we," "us," "our," or "the Company," we are referring to The Navigators Group, Inc. and its subsidiaries, unless the context otherwise requires.

Our Business

        We are an international insurance holding company focusing on specialty products for niches within the overall property/casualty insurance market. The Company consists of insurance company operations, insurance underwriting agencies and operations at Lloyd's of London. Our largest product line and most long-standing area of specialization is ocean marine insurance. We have also developed specialty niches in professional liability insurance, and in specialty liability insurance primarily consisting of contractors' liability coverages. We base our strategy of developing specialty niches of business on the presence of what we perceive to be market opportunities for insurance products, our access to appropriately experienced personnel to manage a particular niche business and our estimation of the likelihood of that niche business producing profitable results. We believe that our focused market expertise and experience, together with our history of disciplined underwriting and prudent capital management, differentiate us from our competitors and provide us with the opportunity to achieve strong operating earnings growth. For the year ended December 31, 2005, our net earned premium was $338.6 million and our net income was $23.6 million, or $1.73 per diluted share. At December 31, 2005, we had total stockholders' equity of $470.2 million.

        We conduct operations through our insurance company subsidiaries, five wholly-owned underwriting agencies, which we refer to as the "Navigators Agencies", and our operations at Lloyd's of London. Our insurance company subsidiaries consist of Navigators Insurance Company, which includes a United Kingdom Branch, and NIC Insurance Company, which underwrites specialty and professional liability insurance on an excess and surplus lines basis fully reinsured by Navigators Insurance Company. Navigators Insurance Company and NIC Insurance Company are collectively referred to as our "Insurance Companies". The Navigators Agencies consist of five wholly-owned insurance underwriting agencies that produce business for our insurance subsidiaries and unaffiliated insurers. We participate in the Lloyd's of London market primarily through Navigators Underwriting Agency Ltd. (NUAL), a Lloyd's marine underwriting agency which manages Lloyd's Syndicate 1221 (together with our two wholly-owned Lloyd's corporate members), referred to as our "Lloyd's Operations". In January 2005, we formed Navigators NV, a wholly-owned subsidiary of NUAL, which is located in Antwerp, Belgium. Navigators NV produces transport liability, cargo and marine liability premium on behalf of Syndicate 1221. In late 2005, Navigators NV began to produce similar business for Navigators Insurance Company.

        We believe that we are one of the largest marine insurers in the world, based on gross written premium. Our marine insurance business, which represented approximately 56.5% of our gross written premiums for the year ended December 31, 2005, consists primarily of marine liability, offshore energy, bluewater hull (which provides physical damage protection for ocean-going vessels) and cargo coverages. Our marine insurance business is conducted both through our Insurance Companies and our Lloyd's Operations.

        Navigators Insurance Company has in the past obtained marine business through participation with two other unaffiliated insurers in a marine insurance pool managed by the Navigators Agencies. Navigators Insurance Company has participated in this marine insurance pool since 1983, when the company was formed. Navigators Insurance Company's net participation in the marine pool for the 2005 underwriting year was 85% compared to an 80% participation in the marine pool for the 2004 and 2003 underwriting years. Commencing with the 2006 underwriting year, the marine pool was eliminated and, therefore, all of the marine business generated by the Navigators Agencies will be exclusively for Navigators Insurance Company.

        We participate in the marine and related insurance lines of the Lloyd's market through NUAL, which manages Lloyd's Syndicate 1221. We participate in Lloyd's Syndicate 1221's capacity through Millennium Underwriting Ltd. and Navigators Corporate Underwriters Ltd., which are wholly-owned subsidiaries of the Company. For the 2005 underwriting year, we provided 97.5% of Syndicate 1221's capacity compared to 97.4%, 97.4% and 68.1% for the 2004, 2003 and 2002 underwriting years, respectively. In the third quarter of 2005, we purchased the remaining 2.5% of Syndicate 1221's capacity which will give us the ability to provide 100% of Syndicate 1221's capacity in 2006 and in subsequent underwriting years. Navigators Insurance Company reinsured 15.4% of our Syndicate 1221 2003 underwriting capacity through the utilization of quota share retrocession agreements with third party reinsurers who provide letters of credit used as collateral at Lloyd's.

        Navigators Specialty, a division of one of the Navigators Agencies, was acquired in 1999 and primarily writes general liability insurance focusing on small general and artisan contractors and other targeted commercial risks, mostly in California. We have developed underwriting and claims expertise in this niche which we believe has allowed us to minimize our exposure to many of the large losses sustained in the past several years by other insurers, including losses stemming from coverages provided to larger contractors who work on condominiums, cooperative developments and other large housing developments. Many former competitors that lacked the expertise to selectively underwrite in this niche have been forced to withdraw from the market in the past several years at a time when demand for coverage has remained, which we believe has given us the opportunity to selectively expand our underwriting in this area. As part of assessing the profit potential of our various lines of business, as well as the overall amount of business that we are prepared to write in this specific line, in early 2003 we began to reduce the number of policies covering small artisan contractors and continue to redirect our capacity to general contractors as well as to medium-sized artisan contractors. This shift in our business mix is consistent with our approach of emphasizing underwriting profit over market share. Commencing in 2005, we expanded our product line in this area by writing a limited number of construction wrap-up policies which are general liability policies for owners and developers of larger residential homes. During 2005, Navigators Specialty also expanded its presence in the hospitality business by writing general liability insurance which includes liquor law liability coverage for commercial establishments such as bars, restaurants and night clubs and commenced writing a limited amount of first party personal lines business. Our general liability business represented approximately 27.0% of our gross written premium for the year ended December 31, 2005.

        We commenced underwriting professional liability insurance in the fourth quarter of 2001 after attracting a team of experienced professionals. The business is produced through Navigators Pro, a division of one of the Navigators Agencies. We believe that a market opportunity exists in this line due to increased demand for directors and officers' liability insurance from independent board members serving as directors of publicly traded corporations resulting from their increased exposure after the passage of the Sarbanes-Oxley Act of 2002. This has led to increased class action litigation activity involving potential large losses related to alleged mismanagement by directors and officers. Our principal product in this division is directors and officers' liability, which we offer for both privately held and small to mid-size publicly traded corporations. With respect to public corporations, we currently target corporations with a market capitalization of $2 billion or less for this business. In addition, we provide fiduciary liability and crime insurance to our directors and officers' liability clients. In 2002, we began offering employment practices liability, lawyers' professional liability and miscellaneous professional liability coverages. Our current target market for lawyers' professional liability is law firms comprised of 150 or fewer attorneys. Commencing in October 2004, our United Kingdom Branch began writing professional liability coverages for U.K. solicitors. In 2005, we commenced writing professional liability coverages for architects and engineers in our Insurance Companies and international directors and officers' liability business in our Lloyd's Operations. In February 2006, we signed a definitive agreement to acquire the renewal rights to the directors and officers' liability and employment practices liability policy portfolio of Genesis Professional Liability Managers, Inc. We expect this acquisition to expand our distribution network going forward. Our professional liability business represented approximately 12.1% of our gross written premium for the year ended December 31, 2005.

        Our Insurance Companies are rated "A" (Excellent) by A.M. Best Company and "A" (Strong) by Standard & Poor's.

Written Premium Distribution

        Two of our business segments, the Insurance Companies segment and the Lloyd's Operations segment, generate written premium. The following table shows our gross written premium by segment and line of business within the segment, and ceded and net written premium by segment, for each year in the three-year period ended December 31, 2005.

	Year Ended December 31,
	2005	2004	2003
	($ in thousands)
Insurance Companies:
Marine	$233,688	$210,326	$196,309
Specialty	210,483	150,068	131,136
Professional Liability	86,929	70,955	53,010
Assumed from Lloyd's	(1,555)	26,014	33,019
Other (includes run-off)	136	254	720

Gross written premium	529,681	457,617	414,194
Ceded written premium	261,936	244,867	189,052

Net written premium	267,745	212,750	225,142

Lloyd's Operations:
Marine	207,170	230,825	190,026
Professional Liability	6,646	—	—
Other	34,567	33,042	33,824

Gross written premium	248,383	263,867	223,850
Ceded written premium	135,469	163,887	141,864

Net written premium	112,914	99,980	81,986

Intercompany elimination	1,515	(25,338)	(31,552)

Total gross written premium	779,579	696,146	606,492
Total ceded written premium	398,920	383,416	299,364

Total net written premium	$380,659	$312,730	$307,128

Our Strategy

        Maintain Our Commitment to Underwriting Profit.    We have consistently emphasized underwriting profit as our primary goal. This is supported by our corporate culture and senior management as well as our compensation structure. Our Founder and Chairman, Terence N. Deeks, our Chief Executive Officer, Stanley A. Galanski, and the senior executives managing each of our business units have spent their careers in underwriting and underwriting management roles. Our compensation structure includes incentive bonuses for the technical specialists in each of our lines of business that are based principally on our underwriting profitability. We believe these factors cause our entire professional staff to focus on achieving profitable underwriting results. Our assessment of the potential to grow underwriting profit is the dominant factor in deciding whether or not to expand our business or enter a new niche, product or territory or, conversely, to contract our capacity in any business line.

        Build on Specialized Expertise.    Our specialized underwriting expertise is the foundation upon which we intend to grow our business. We intend to continue focusing on a limited number of specialty niches in which we are able to attract and develop individuals or teams of professionals who we believe possess underwriting expertise and track records of profitable underwriting in their specific areas of expertise. Specialization is essential to the operation of our ocean marine insurance business. For example, in our Lloyd's Operations, there are specific "class" underwriters dedicated to individual ocean marine product lines such as cargo, bluewater hull, offshore energy, onshore energy and marine liability insurance. We have established additional business units in other specialty niches, including professional liability, surety, and contractors' general liability, where we believe our underwriting and claims expertise is a competitive advantage, not only in attracting business, but also in generating increased underwriting profit. We believe that we have the opportunity to grow profitably within our existing specialty niches and to selectively develop other specialty niches. Because our expansion strategy is influenced by our commitment to generating an underwriting profit, we assess market conditions on an ongoing basis to selectively seek out opportunities to expand our business as well as to reduce our capacity in product lines that we believe no longer afford acceptable returns.

        Continue to Balance our Portfolio of Risks through Geographic and Product Diversification.    Within the niches we have targeted, we also seek to balance our portfolio of risks through an appropriate spread of risks in geographic markets and product lines where we believe we have the ability to realize an underwriting profit and take advantage of our technical expertise. For example, our general liability business has historically been concentrated in small California domiciled contractors. With the opening of our Midwest office in 2002, we entered the Illinois, Wisconsin and Minnesota markets, and added commercial multi-peril and commercial automobile products to our business in that territory. Similarly, while the initial focus of Navigators Pro was to offer directors and officers' liability, Navigators Pro now also offers lawyers professional liability, employment practices liability and other professional liability products. At the end of 2004, we hired a small team of experienced underwriters to target excess casualty, and commercial and personal umbrella business. We believe that the addition of these products and expansion into new geographic markets or territories help diversify our business mix and mitigate our exposure to risks in any one product or geographic territory.

        Continue to Develop Intellectual Capital.    We believe that our focus on specialty niches coupled with a strong underwriting culture makes us a very attractive place to work for technical insurance underwriting and claims professionals. We have, and will continue to, emphasize continuity of staff, retention of good employees and a workplace environment that is results-oriented and values technical competence, professionalism and integrity. We believe that our culture and compensation structure, which are focused on underwriting profit and rewarding individuals with technical expertise for excelling at what they know how to do, support our ability to attract and retain top quality talent.

        Conservative Investment Philosophy.    Our philosophy is to take prudent risks in our underwriting business, but not in our investment portfolio. The weighted average rating of our fixed maturity investments as of December 31, 2005 is "AA" by Standard & Poor's and "Aa" by Moody's. As of December 31, 2005, only 1.8% of our total investments and cash were invested in equity securities.

Market Outlook

        Over the past three years, we have experienced generally beneficial market changes in our lines of business. As a result of several large industry losses in the second quarter of 2001, the marine insurance market began to experience diminished capacity and rate increases, initially in the offshore energy line of business. The marine rate increases began to level off in 2004 and into 2005. As a result of substantial insurance industry losses resulting from Hurricanes Katrina and Rita in August and September 2005, the global marine insurance market is experiencing diminished capacity and rate increases, particularly for the Gulf of Mexico offshore energy lines of business.

        Specialty liability losses, particularly for our California construction liability business, also resulted in diminished capacity in the market in which we compete, as many former competitors who lacked the expertise to selectively underwrite this business have been forced to withdraw from the market. Rates for the California construction liability business declined slightly in 2005 after substantial rate increases in 2004 and 2003. We expect average rates to continue to level off in 2006 assuming no new additional capacity enters the marketplace.

        In the professional liability market, the enactment of the Sarbanes-Oxley Act of 2002, together with recent financial and accounting scandals at publicly traded corporations and the increased frequency of securities-related class action litigation, has led to heightened interest in professional liability insurance generally. These conditions resulted in rate increases in 2002 and 2003 as well as an overall improvement in policy terms and conditions for our professional liability line of business. The professional liability renewal business written by the Company experienced low single digit premium rate decreases in 2004 and relatively level rates in 2005. Directors and officers' liability insurance rates decreased approximately 2.3% in 2005 and 9.5% in 2004. These premium rate decreases were reflective of softening market conditions which may continue into 2006.

        We believe that we are well-positioned to capitalize on the significant opportunities that exist in this insurance environment due to our specialty expertise and disciplined underwriting approach, and believe that our ability to implement our strategy will be enhanced by the net proceeds from this offering.

Corporate Information

        We are a Delaware corporation with our principal executive offices located at One Penn Plaza, New York, New York 10119. Our telephone number at that location is (212) 244-2333. Through Navigators Insurance Company, we are licensed to engage in the insurance and reinsurance business in all 50 states, the District of Columbia, Puerto Rico and Venezuela, and through NIC Insurance Company, we are licensed to engage in the insurance and reinsurance business in New York and we operate as an approved surplus lines insurer, or meet the financial requirements where there is not a formal approval process, in the remaining 49 states and the District of Columbia. Through our involvement in Lloyd's Syndicate 1221, we have the ability to participate in insurance and reinsurance business in international jurisdictions where we are not licensed as a separate company.

THE OFFERING

Issuer	The Navigators Group, Inc.
Notes offered	$125,000,000 in aggregate principal amount of % senior notes due 2016
Maturity date	2016
Issue price	% of face amount plus accrued interest, if any, from the issue date of the notes
Interest rate	% per year
Interest payment dates	and of each year, beginning on , 2006
Denominations	$2,000 or integral multiples of $1,000 in excess thereof.
Ranking	The notes will rank senior to any of our existing and future subordinated indebtedness and equal in right of payment to all of our other existing and future unsecured and unsubordinated indebtedness.
Redemption	We may redeem some or all of the notes at any time or from time to time at a redemption price equal to the greater of:
• 100% of the principal amount of such notes; or
•
the sum of the present values of the remaining scheduled payments of principal and interest on the notes, discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined herein) plus basis points;
together, in each case, with accrued interest payments to the redemption date. See "Description of the Notes—Optional Redemption".
Form of Securities	Registered Global Note
Covenants
The notes contain various covenants, including limitations on mergers, consolidations and amalgamations, limitations on liens on the voting securities of certain designated subsidiaries and restrictions on the disposal of the common stock of these designated subsidiaries in specified circumstances. These covenants are subject to important qualifications and limitations.
Security	None.
Use of proceeds	We will use proceeds from this offering to make contributions to the capital and surplus of one or both of our insurance company subsidiaries and for other general corporate purposes.
Risk factors	See "Risk Factors" and other information in this prospectus supplement for a discussion of factors you should consider before deciding to invest in our notes.
Listing	None.

        For additional information concerning the notes, see "Description of the Notes."

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial information for the periods ended and as of the dates indicated. The summary data presented below under the captions "Operating Information" and "Balance Sheet Information" for, and as of the end of, each of the years in the five-year period ended December 31, 2005, are derived from our consolidated financial statements, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and the report thereon, are incorporated by reference in this prospectus supplement. These historical results are not necessarily indicative of results to be expected from any future period. You should read this summary financial information together with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2005.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	($ in thousands, except per share data)
Operating Information:
Gross written premium	$779,579	$696,146	$606,492	$447,838	$278,194
Net written premium	380,659	312,730	307,128	266,090	172,535
Net earned premium	338,551	310,995	277,651	222,104	150,244
Net investment income	37,069	26,795	19,550	18,058	19,354
Net realized capital gains	1,238	922	1,875	1,668	790
Total revenues	385,219	343,029	304,718	248,478	171,174
Income before income taxes	33,754	52,092	2,792	22,216	5,360
Net income	23,564	34,865	7,685	16,397	3,668
Net income per share:
Basic	$1.74	$2.77	$0.81	$1.94	$0.44
Diluted	$1.73	$2.74	$0.80	$1.89	$0.43
Average common shares (000s):
Basic	13,528	12,598	9,446	8,463	8,419
Diluted	13,657	12,715	9,585	8,676	8,547
Combined loss & expense ratio(1):
Loss ratio	69.6%	60.5%	76.0%	64.6%	70.7%
Expense ratio	31.3%	29.6%	28.0%	33.9%	33.0%

Total	100.9%	90.1%	104.0%	98.5%	104.1%
Balance Sheet Information (at end of year):
Total investments and cash	$1,182,236	$854,933	$693,592	$452,885	$333,090
Total assets	2,583,249	1,756,678	1,379,458	917,919	712,757
Gross loss and LAE reserves	1,557,991	966,117	724,612	489,642	401,177
Net loss and LAE reserves	578,976	463,788	374,171	264,647	202,759
Notes payable	—	—	—	14,500	19,000
Stockholders' equity	470,238	328,578	290,028	171,275	147,206
Common shares outstanding (000s)	16,617	12,657	12,535	8,486	8,427
Book value per share(2)	$28.30	$25.96	$23.14	$20.18	$17.47
Statutory surplus of Navigators Insurance Company	$356,484	$235,561	$210,324	$128,543	$115,126

(1)
Calculated based on earned premium.
(2)
Calculated as stockholders' equity divided by actual shares outstanding as of the date indicated.

RISK FACTORS

In addition to the items listed under "Note on Forward-Looking Statements," potential investors should carefully consider the risk factors set forth below and incorporated by reference to the "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005 and the other information in this prospectus supplement, and in any documents incorporated by reference in this prospectus supplement, before making an investment decision.

There is no public market for the notes which may adversely affect the market price and liquidity of the notes.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

There can be no assurance as to the market price for the notes; therefore, you may suffer a loss.

        We cannot give you any assurance as to the market price for the notes. If you are able to resell your notes, the price you receive will depend on many factors that may vary over time, including:

  •
  the number of potential buyers;

  •
  the level of liquidity of the notes;

  •
  ratings of our insurance subsidiaries' financial strength and claims-paying ability published by major credit ratings agencies;

  •
  our financial performance;

  •
  the amount of total indebtedness we have outstanding;

  •
  the level, direction and volatility of market interest rates generally;

  •
  the market for similar securities;

  •
  the repayment and redemption features of the notes; and

  •
  the time remaining until your notes mature.

        As a result of these factors, you may only be able to sell your notes at a price below that which you believe to be appropriate, including a price below the price you paid for them.

Because of our holding company structure, the notes will effectively be subordinated to all indebtedness and liabilities of our subsidiaries.

        Because we are a holding company and conduct substantially all of our operations through our subsidiaries, claims of holders of the notes will effectively be subordinated to the indebtedness and other liabilities of our subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding involving one of our subsidiaries, any right of us or the holders of the notes to participate in the assets of the subsidiary will be effectively subordinated to the claims of creditors of the subsidiary (including policyholders, trade creditors, debt holders, secured creditors, taxing and regulatory authorities, guarantee holders and any preferred stockholders) and following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a stockholder or otherwise. In addition, if we cause a subsidiary to pay a dividend to enable us to make payments in respect of the notes, and such transfer were deemed an unlawful distribution, we could be required to return the payment to (or for the benefit of) the creditors of that subsidiary. This would adversely affect our ability to make payments to you as a holder of the notes. Substantially all of the Company's liabilities of approximately $2.1 billion (as reflected on our consolidated balance sheet at December 31, 2005) represent liabilities of our subsidiaries.

We may incur additional indebtedness in the future.

        As of March 31, 2006, we did not have any outstanding indebtedness. After giving effect to this offering as of March 31, 2006, our only outstanding indebtedness would have been the $125,000,000 aggregate principal amount of notes offered hereby. The senior indenture will permit us and our subsidiaries to incur additional debt in the future. We have a $125 million credit facility with a consortium of banks consisting of $115 million for letters of credit and a $10 million credit line. Although the terms of our credit facility prohibit us from issuing indebtedness without the consent of the lenders under that facility, the lenders may grant such consent in their discretion.

The notes are not guaranteed; if our underwriting subsidiaries are not able to pay adequate dividends to us, our ability to pay interest, principal and the redemption price on the notes could be affected.

        None of our subsidiaries has guaranteed the notes, which will be our direct, unsecured obligations. Our subsidiaries have no obligation to pay interest, principal or the redemption price on the notes or to make funds available to us for those purposes, whether in the form of loans, dividends or other distributions. Because we are a holding company and conduct a significant part of our operations through our underwriting subsidiaries, we will rely primarily on dividends from our subsidiaries as a principal source of funds to pay interest, principal and the redemption price on the notes. The ability of our underwriting subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. We and our underwriting subsidiaries are subject to regulation by some states as an insurance holding company. Such regulation generally provides that transactions between companies within our consolidated group must be fair and equitable. Transfers of assets among affiliated companies, certain dividend payments from underwriting subsidiaries and certain material transactions between companies within our consolidated group are subject to prior notice to, or prior approval by, state regulatory authorities. Our underwriting subsidiaries are also subject to licensing and supervision by government regulatory agencies in the jurisdictions in which they do business. These regulations may set standards of solvency that must be met and maintained, such as the nature of and limitations on investments, the nature of and limitations on dividends to policyholders and stockholders and the nature and extent of required participation in insurance guaranty funds. These regulations may affect our subsidiaries' ability to provide us with dividends. We cannot guarantee you that our underwriting subsidiaries will be able to pay dividends to us at times and in amounts necessary to allow us to pay interest, principal and the redemption price on the notes. At December 31, 2005, the maximum amount available for the payment of dividends by Navigators Insurance Company during 2006 without prior regulatory approval was $35,648,000.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the notes in this offering:

  •
  to make contributions to the capital and surplus of one or both of our insurance company subsidiaries; and

  •
  for other general corporate purposes.

        Pending application of the net proceeds, we may invest the proceeds in short-term or medium-term securities.

CAPITALIZATION

        The table below shows our capitalization on a consolidated basis as of December 31, 2005. The "As Adjusted" column reflects our capitalization after giving effect to this offering of notes. You should read this table along with the information presented in our Annual Report on Form 10-K for the year ended December 31, 2005. See "Where You Can Find More Information About Us" in this prospectus supplement.

	As of December 31, 2005
	Actual	As Adjusted
		(Unaudited)
	($ in thousands, except share data)
Debt:
% Senior Notes due 2016	$—	$125,000
Stockholders' equity:
Preferred stock, $0.10 par value, authorized 1,000,000 shares, none issued	—	—
Common stock, $0.10 par value, 20,000,000 shares authorized; 16,616,781 shares issued and outstanding	1,662	1,662
Additional paid-in capital	282,463	282,463
Retained earnings	186,901	186,901
Accumulated other comprehensive (loss)	(788)	(788)

Total stockholders' equity	470,238	470,238

Total capitalization	$470,238	$595,238

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for the periods indicated:

	For the year ended December 31,
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges(1)(2)	15.8x	25.5x	2.2x	12.1x	3.0x

(1)
We have authority to issue up to 1,000,000 shares of preferred stock, par value $0.10 per share; however, there are currently no shares outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

(2)
For purposes of this computation, earnings consist of income from continuing operations before income taxes, plus fixed charges to the extent that such charges are included in the determination of income. Fixed charges consist of interest expense, letters of credit costs, amortization of financing costs and one-third of rental expense under operating leases which is estimated to be representative of the interest factor of such rentals.

DESCRIPTION OF THE NOTES

        The notes offered by this prospectus supplement and the accompanying prospectus constitute a series of debt securities, which are described more fully in the accompanying prospectus, to be issued pursuant to an indenture, which we refer to as the senior indenture, between us and JPMorgan Chase Bank, N.A., as trustee, as supplemented by the related supplemental indenture. The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

        The following description is a summary of selected portions of the senior indenture. It does not restate the senior indenture in its entirety. We urge you to read the senior indenture because it, and not this description, defines your rights as holders of these notes.

Ranking

        The notes:

  •
  are unsecured general obligations of The Navigators Group, Inc.;

  •
  are equal in right of payment with all existing and future unsecured senior debt of The Navigators Group, Inc.; and

  •
  are senior in right of payment to all existing and future subordinated debt of The Navigators Group, Inc.

        The notes will effectively rank junior to any secured indebtedness and to all existing and future liabilities of our subsidiaries, including amounts owed to policyholders and trade payables. Since substantially all of our operations are conducted through subsidiaries, our cash flow and subsequent ability to service debt, including the notes, are dependent on the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by the subsidiaries, to us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amount pursuant to the notes or otherwise, whether by dividends, loans or other payments. In addition, since our significant subsidiaries are insurance companies, their ability to pay dividends to us is subject to regulatory limitations. See "Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated in this prospectus supplement by reference.

        As of March 31, 2006, we did not have any outstanding indebtedness. After giving effect to this offering, as of March 31, 2006, our only outstanding indebtedness would have been the $125,000,000 aggregate principal amount of notes offered hereby. The senior indenture will permit us and our subsidiaries to incur additional debt in the future. Although the terms of our current credit facility prohibit us from issuing indebtedness without the consent of the lenders under that facility, the lenders may grant such consent in their discretion.

Principal, Maturity And Interest

        The notes are initially being offered in the aggregate principal amount of $125 million. We will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                        2016. We may, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby.

        Interest on the notes will accrue at the rate of        % per year. Interest will be payable semi-annually in arrears on                        and                         , beginning on                        , 2006 to the

holders in whose names such notes are registered at the close of business on the immediately preceding                        and                         (whether or not a business day).

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes then outstanding to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus        basis points,

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

        "treasury rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

        The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

        "comparable treasury issue" means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term ("remaining life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "comparable treasury price" means, with respect to any redemption date, (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

        "independent investment banker" means either Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

        "reference treasury dealer" means (1) Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. and their respective successors, provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer"), we will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by us after consultation with the independent investment banker.

        "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Additional Covenants Of The Navigators Group, Inc.

        We refer you to the section entitled "Description of the Debt Securities" in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants will apply to the notes for the benefit of the holders of the notes:

  Limitation On Liens

        Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions of the supplemental indenture limit our ability to pledge some of these securities. The supplemental indenture provides that, except for liens specifically permitted by the supplemental indenture, including the lien on the shares of Navigators Insurance Company common stock under our credit facility, or any amendment, extension or replacement thereof, including replacements in the form of other instruments, facilities or structures that are used primarily to support our Lloyd's Operations, we will not, and will not permit any subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money (including any guarantee of indebtedness for borrowed money) that is secured by a pledge, lien or other encumbrance on:

  •
  the voting securities of any "significant subsidiary," or any subsidiary succeeding to any substantial part of the business now conducted by any significant subsidiary, which we refer to collectively as the "principal subsidiaries," or

  •
  the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries,

without providing that the notes issued and outstanding under the supplemental indenture will be secured equally and ratably with indebtedness so secured so long as such other indebtedness shall be secured.

        Under the senior indenture, "subsidiary" means any corporation, partnership or other entity of which at the time of determination we or one or more other subsidiaries own directly or indirectly more than 50% of the outstanding shares of the capital voting stock or other equity interests entitled to vote in the election of directors, managers or trustees thereof. Under the supplemental indenture, "significant subsidiary" means a subsidiary which meets any of the following conditions:

  •
  our and our other subsidiaries' investments in and advances to the subsidiary exceed ten percent of our total assets as of the end of our most recently completed fiscal year;

  •
  our and our other subsidiaries' proportionate share of the subsidiary's total assets exceed ten percent of our total assets as of the end of our most recently completed fiscal year; or

  •
  our and our other subsidiaries' equity in the subsidiary's income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exceeds ten percent of our income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles for our most recently completed fiscal year.

As of the date of this prospectus supplement, our significant subsidiaries are Navigators Insurance Company and Navigators Holdings (UK) Limited.

  Restrictions On Certain Dispositions

        The supplemental indenture also provides that we will not, and will not permit any of our subsidiaries to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the common stock of our significant subsidiaries (except to us or to one or more of our other subsidiaries or for the purpose of qualifying directors), unless

  •
  the issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or at the request of one of our subsidiaries; or

  •
  the entire common stock that we or our subsidiaries own is disposed of in a single transaction or in a series of related transactions for consideration consisting of cash or other property that is at least equal to the fair value of such common stock; or

  •
  after giving effect to the issuance, sale, assignment, transfer or other disposition, we and our subsidiaries would own directly or indirectly at least 80% of the issued and outstanding common stock of such significant subsidiary and such issuance, sale, assignment, transfer or other disposition is made for consideration consisting of cash or other property which is at least equal to the fair value of such common stock.

        The term "fair value," when used with respect to common stock, means the fair value thereof as determined in good faith by our board of directors.

  Defeasance

        The provisions of the senior indenture relating to defeasance, which are described under the caption "Description of the Debt Securities—Legal Defeasance and Covenant Defeasance" in the accompanying prospectus, will apply to the notes.

  Events Of Default

        The provisions of the senior indenture relating to events of default, which are described under the caption "Description of the Debt Securities—Particular Terms of the Senior Debt Securities—Events of Default" in the accompanying prospectus, will apply to the notes. In addition to the foregoing, the following is an event of default under the notes:

  •
  if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of ours,

    whether such indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of such indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after a notice of default has been received by the Company from the trustee, or by the Company and the trustee from the holders of at least 25% in aggregate principal amount of the notes then outstanding.

  Book-Entry System, Form And Delivery

        The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global note through either DTC (in the United States) or Clearstream Banking, Societe Anonyme, or Euroclear Bank S.A./N.V. (the "Euroclear Operator"), as operator of the Euroclear System (in Europe), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear. An affiliate of JPMorgan Chase Bank, N.A. is one of the underwriters for this offering.

        Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters for this offering. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for this offering. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations and may include the underwriters for this offering. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC's records. The ownership interest of the actual purchaser of notes, which we sometimes refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

        To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC's procedures.

        In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC.

        DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

        Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        DTC, Clearstream and Euroclear are under no obligation to provide their services as depositaries for the notes and may discontinue providing their services at any time. Neither we, the trustee nor the underwriters will have any responsibility for the performance by DTC, Clearstream, Euroclear or their direct participants or indirect participants under the rules and procedures governing these organizations.

        As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  •
  we determine, in our sole discretion, and subject to the procedures of DTC, not to have the notes represented by one or more global notes; or

  •
  an event of default under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

        We have provided the descriptions of the operations of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time.

Our Relationship With The Trustee

        An affiliate of the trustee, JPMorgan Chase Bank, N.A., is one of the underwriters for this offering. Other affiliates of the trustee have from time to time performed or may perform in the future various financial advisory, commercial banking and investment banking services for us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement, dated April    , 2006, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their names below:

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities Inc.
Keefe, Bruyette & Woods Inc.
LaSalle Financial Services, Inc.

Total		$125,000,000

        Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as joint book-runners and joint lead managers in connection with the sale of the notes.

        The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the notes if any are taken.

        The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of            % of the principal amount of the notes. Any underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed            % of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our notes or preventing or retarding a decline in the market price of the notes. As a result the price of our notes may be higher than the price that might otherwise exist in the open market. These transactions if commenced, may be discontinued at any time.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        We estimate that our total expenses relating to the offering, not including the underwriting discounts and commissions, will be approximately $225,000.

        We do not intend to apply for listing of the notes on a national securities exchange, but have been advised by the underwriters that they intend to make a market in the notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  (a)
  (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 ("FSMA") by the Company;

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

  (c)
  it has complied and will comply with all applicable provisions of the FMSA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        Certain of the underwriters and their respective affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. An affiliate of J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., is the trustee for this offering. Credit Suisse Securities (USA) LLC acted as underwriter for certain of our previous public offerings of equity securities. An affiliate of Credit Suisse Securities (USA) LLC and an affiliate of J.P. Morgan Securities Inc. are lenders under our $125 million credit facility.

        Credit Suisse Securities (USA) LLC will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between Credit Suisse Securities (USA) LLC and its customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from Credit Suisse Securities (USA) LLC based on transactions conducted through the system. Credit Suisse Securities (USA) LLC will make securities available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent;

  •
  the purchaser has reviewed the text above under Resale Restrictions; and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF THE NOTES

        The validity of the notes offered in this prospectus supplement will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York. Certain legal matters in connection with the notes offered in this prospectus supplement will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

EXPERTS

        The consolidated financial statements and related financial statement schedules of The Navigators Group, Inc. as of December 31, 2005 and December 31, 2004, and for each of the years in the three-year period ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may review a copy of those reports, statements or other information at the SEC's public reference room, which is located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement or in later filed documents incorporated by reference in the prospectus. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement.

THE NAVIGATORS GROUP, INC. FILINGS

(File No. 001-15886)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended December 31, 2005
Current Reports on Form 8-K	Filed on March 3, March 28 and April 6, 2006
Description of our common stock contained in our Form 8-A	Filed on May 20, 1987

        We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of this offering.

        You can request a copy of these filings, without charge, by writing or telephoning The Navigators Group, Inc., Attn: Bradley D. Wiley, Senior Vice President, Financial Compliance Officer and Secretary, Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573, Telephone: (914) 933-6025. In addition, we make available through our website at www.navg.com under the Financial Information link, free of charge, our Annual Report on Form 10-K including exhibits, quarterly reports on Form 10-Q including exhibits, current reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information on our website is not incorporated by reference in this prospectus supplement.

PROSPECTUS

$250,000,000

THE NAVIGATORS GROUP, INC.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares

        By this prospectus, we may offer from time to time up to $250,000,000 of any combination of the securities described in this prospectus.

        We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

        Our common stock is listed on The NASDAQ Stock Market® under the symbol "NAVG."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2005

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See "The Navigators Group, Inc. Filings." You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Navigators Group, Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Navigators Group, Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        References to the "Company," "we," "us" and "our" in this prospectus are references to The Navigators Group, Inc. and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC to register the securities covered by this prospectus. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may review a copy of those reports, statements or other information at the SEC's public reference room, which is located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

i

THE NAVIGATORS GROUP, INC. FILINGS

(File No. 001-15886)	Period or Date Filed
Annual Report on Form 10-K and the portions of our Proxy Statement dated April 14, 2005 for our 2005 Annual Meeting incorporated by reference into our Annual Report	Fiscal Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005
Current Reports on Form 8-K	Filed on January 18, February 4, March 11, June 17, September 9, September 20, September 23, October 11, October 13, October 17 and October 18, 2005
Description of our common stock contained in our Form 8-A	Filed on May 20, 1987

        We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of this offering.

        You can request a copy of these filings, without charge, by writing or telephoning The Navigators Group, Inc., Attn: Bradley D. Wiley, Senior Vice President, Financial Compliance Officer and Secretary, Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573, Telephone: (914) 933-6025. In addition, we make available through our website at www.navg.com under the Financial Information link, free of charge, our Annual Report on Form 10-K including exhibits, quarterly reports on Form 10-Q including exhibits, current reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference contain "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Whenever used in this report, the words "estimate," "expect," "believe" or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that anticipated results will be achieved, since results may differ materially because of both known and unknown risks and uncertainties which we face. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to:

  •
  the effects of domestic and foreign economic conditions, and conditions which affect the market for property and casualty insurance;

  •
  changes in the laws, rules and regulations which apply to our insurance companies;

  •
  the effects of emerging claim and coverage issues on our business, including adverse judicial or regulatory decisions and rulings;

  •
  the effects of competition from banks and other insurers and the trend toward self-insurance;

ii

  •
  risks that we face in entering new markets and diversifying the products and services we offer;

  •
  unexpected turnover of our professional staff;

  •
  changing legal and social trends and inherent uncertainties in the loss estimation process that can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables, including our estimates relating to ultimate asbestos and environmental liabilities and related reinsurance recoverables;

  •
  risks inherent in the collection of reinsurance recoverable amounts from our reinsurers over many years into the future based on their financial ability and intent to meet such obligations to the Company;

  •
  risks associated with our continuing ability to obtain reinsurance covering our exposures at appropriate prices and/or in sufficient amounts and the related recoverability of our reinsured losses;

  •
  weather-related events and other catastrophes (including acts of terrorism) impacting our insureds and/or reinsurers, including, without limitation, the impact of Hurricanes Katrina, Rita and Wilma and the possibility that our estimates of losses from Hurricanes Katrina, Rita and Wilma will prove to be materially inaccurate;

  •
  our ability to attain adequate prices, obtain new business and retain existing business consistent with our expectations;

  •
  the possibility of downgrades in our claims-paying and financial strength ratings significantly adversely affecting us, including reducing the number of insurance policies we write generally, or causing clients who require an insurer with a certain rating level to use higher-rated insurers;

  •
  the inability of our internal control framework to provide absolute assurance that all incidents of fraud or unintended material errors will be detected and prevented;

  •
  the risk that our investment portfolio suffers reduced returns or investment losses which could reduce our profitability; and

  •
  other risks that we identify in future filings with the SEC, including without limitation the risks described under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2004.

        In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus may not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their respective dates.

iii

THE NAVIGATORS GROUP, INC.

        We are an international insurance holding company focusing on specialty products for niches within the overall property/casualty insurance market. Our largest product line and most long-standing area of specialization is marine insurance. We also have developed specialty niches in professional liability insurance, and in specialty liability insurance primarily consisting of contractors' liability coverages.

        We conduct operations through our insurance company subsidiaries, five wholly owned underwriting agencies (the "Navigators Agencies") and our operations at Lloyd's of London (the "Lloyd's Operations"). Our insurance company subsidiaries consist of Navigators Insurance Company, which includes a United Kingdom Branch, and NIC Insurance Company, which writes excess and surplus lines. Navigators Insurance Company is rated 'A' (Excellent) by A.M. Best Company and 'A' (Strong) by Standard & Poor's. The Navigators Agencies consist of five wholly-owned insurance underwriting agencies that produce business for our insurance subsidiaries and unaffiliated insurers. Our Lloyd's Operations include Navigators Underwriting Agency Ltd. ("NUAL"), a Lloyd's of London ("Lloyd's") marine underwriting agency which manages Lloyd's Syndicate 1221. We participate in the capacity of Syndicate 1221 through two wholly-owned Lloyd's corporate members. In January 2005, we formed Navigators NV, a wholly owned subsidiary of NUAL, which is located in Antwerp, Belgium. Navigators NV produces transport liability, cargo and marine liability premium on behalf of Syndicate 1221.

        Our business strategy reflects certain factors that management believes are fundamental to understanding how the Company is managed. First, underwriting profit is consistently emphasized as a primary goal, above premium growth. Our assessment of our trends and potential growth in underwriting profit is the dominant factor in our decisions with respect to whether or not to expand a business line, enter into a new niche, product or territory or, conversely, to contract capacity in any business line. Second, we focus on managing the costs of our operations. We believe that careful monitoring of the costs of existing operations and assessment of costs of potential growth opportunities are important to our profitability. In addition, access to capital also has a significant impact on our outlook for our operations. Our insurance company subsidiaries' operations and ability to grow their business and take advantage of market opportunities are particularly constrained by regulatory capital requirements and rating agency assessments of capital adequacy.

        For the nine months ended September 30, 2005 and the year ended December 31, 2004, our net earned premium was $238.1 million and $311.0 million, respectively. For the same periods, our net income was $8.3 million and $34.9 million, respectively.

        We are a Delaware corporation with our principal executive offices located at One Penn Plaza, New York, New York 10119. Our telephone number at that location is (212) 244-2333.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges for the Company and its subsidiaries for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2005		2004		2003		2002		2001		2000
Ratio of earnings to fixed charges (1)(2)	7.0	x	25.5	x	2.2	x	12.1	x	3.0	x	4.5	x

(1)
We have authority to issue up to 1,000,000 shares of preferred stock, par value $0.10 per share; however, there are currently no shares outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

(2)
For purposes of this computation, earnings consist of income from continuing operations before income taxes, plus fixed charges to the extent that such charges are included in the determination of income. Fixed charges consist of interest expense, letters of credit costs, amortization of financing costs and one-third of rental expense under operating leases which is estimated to be representative of the interest factor of such rentals.

USE OF PROCEEDS

        Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include investments in, or advances to, our insurance subsidiaries.

DESCRIPTION OF DEBT SECURITIES

        The following is a general description of the debt securities that we may issue from time to time. The particular terms relating to each debt security will be set forth in a prospectus supplement.

        The debt securities will be our direct obligations. The senior debt securities will be our unsecured obligations and will rank equally with all of our other senior debt. The senior debt securities will be issued under a senior indenture.

        Our subordinated debt securities are to be issued under an indenture that we sometimes refer to in this prospectus as the "subordinated indenture." The subordinated debt securities will have a junior position to all of our senior debt.

        The senior indenture and the subordinated indenture will be qualified under the Trust Indenture Act of 1939 and will be between us and JPMorgan Chase Bank, N.A., as trustee.

        Pursuant to the terms of our Second Amended and Restated Credit Agreement dated January 31, 2005, with JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of lenders, during the term of the credit agreement, which expires June 30, 2007, we may not issue any of the debt securities without the prior written consent of the lenders.

        Because a significant part of our operations are conducted through our insurance subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowings. Our insurance subsidiaries may only declare and pay dividends to us if they are permitted to do so under the insurance laws and regulations of the states where they are domiciled.

        Some of our subsidiaries may finance their operations by borrowing from external creditors; lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.

        In addition, holders of the debt securities of the Company will have a junior position to claims of creditors of our subsidiaries, including policyholders, trade creditors, debt holders, secured creditors, taxing and regulatory authorities, guarantee holders and any preferred stockholders. As of the date of this prospectus, excluding trade creditors, the claims of policyholders and short-term borrowings, none of our subsidiaries has incurred any material amount of indebtedness or other obligations that would effectively rank senior to our debt securities. Any claims we have as an unsecured creditor of our subsidiary would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to the indebtedness held by us.

        We have summarized below the material provisions of the two indentures. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the forms of indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination. You should read the indentures for provisions that may be important to you.

Terms Applicable to All Debt Securities

  No Limit on Debt Amounts

        The indentures do not limit the amount of debt that can be issued under the indentures. These amounts are set from time to time by our board of directors.

  Prospectus Supplements

        The applicable prospectus supplement will summarize the specific terms for the debt securities and the related offering including, with respect to each series of debt securities, some or all of the following:

  •
  title and form of the securities;

  •
  offering price;

  •
  any limit on the amount that may be issued;

  •
  maturity date(s);

  •
  interest rate or the method of computing the interest rate (including, if applicable, any provisions relating to the resetting of such rate and any maximum rate applicable to any reset rate);

  •
  dates on which interest will accrue, or how the dates will be determined, the interest payment dates and any related record dates;

  •
  terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

  •
  date(s), if any, on which, and the price(s) at which, we are obligated to redeem, or at the holder's option to purchase, in whole or in part, the debt securities and related terms and provisions;

  •
  details of any required sinking fund payments;

  •
  the currency or currencies in which the debt securities will be denominated or payable, if other than U.S. dollars;

  •
  any index, formula or other method by which payments on the debt securities will be determined, and any special voting or defeasance provisions in connection with a determination, if the amount of payments are to be determined with reference to an index, formula or other method;

  •
  the persons to whom payments of interest will be made;

  •
  any provisions granting special rights to holders when a specified event occurs;

  •
  any changes to or additional events of default or covenants;

  •
  any special tax implications of the debt securities, including under what circumstances, if any, and with what procedures and documentation we will pay additional amounts on the debt securities held by a non-U.S. person in respect of taxes, assessments or similar charges withheld or deducted and, if so, the terms related to any option we will have to redeem those debt securities rather than pay those additional amounts;

  •
  whether or not the debt securities will be issued in global form and who the depositary will be;

  •
  any restrictions on the registration, transfer or exchange of the debt securities;

  •
  the place or places where debt securities may be surrendered for registration of transfer or for exchange, where notices and demands to or upon us in respect of the debt securities and the indentures may be served;

  •
  terms, if any, on which a series of debt securities may be convertible into or exchangeable for our shares of common stock, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option;

  •
  if the debt securities are convertible or exchangeable, the events or circumstances that will result in adjustments to the conversion or exchange price and the formulae for determining the adjusted price;

  •
  subordination terms of any subordinated debt securities; and

  •
  any other terms that are not inconsistent with the indenture applicable to a series of debt securities, including any terms that may be required by or advisable under United States laws or regulations or advisable (as determined by us) in connection with the marketing of that series of debt securities.

        Unless otherwise provided in an applicable indenture relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange, other than exchanges not involving any transfer, like the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is redeemed or purchased in part.

        A series of debt securities may be issued under the relevant indenture as original issue discount securities, which are securities that are offered and sold at a substantial discount from their stated principal amount. In addition, debt securities offered and sold at their stated principal amount may under some circumstances, pursuant to applicable Treasury Regulations, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to those securities.

  Covenants

        We will agree in the indentures to:

  •
  pay the principal, interest and any premium on the debt securities when due;

  •
  maintain an office or agency in the State of New York or other place of payment specified in the debt securities or the relevant indenture, where debt securities may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the debt securities and the relevant indenture may be served;

  •
  prepare and file or deliver certain reports, as more fully specified in the relevant indenture, with the trustee under the relevant indenture, the SEC, and/or registered holders of debt securities, as the case may be;

  •
  deliver to the trustee under the relevant indenture, as more fully specified in that indenture, officers' certificates relating to our compliance under the relevant indenture and the occurrence of any default or event of default under that indenture;

  •
  file with the trustee under the relevant indenture and the SEC, in accordance with, and as may be required by, the rules and regulations prescribed from time to time by the SEC, the additional information, documents and reports with respect to compliance by us with the conditions and covenants provided for in the relevant indenture;

  •
  unless our board of directors determines that it is no longer desirable in the conduct of our business and our significant subsidiaries, taken as a whole, and that there will be no adverse impact in any material respect to the holders of debt securities, subject to those exceptions as more fully specified in the relevant indenture, do or cause to be done all things necessary to preserve and keep in full force and effect:

  •
  our existence as a corporation or other permitted entity, and the corporate, partnership or other existence of each of our significant subsidiaries, in accordance with their respective organizational documents; and

  •
  the rights, licenses and franchises of us and certain of our subsidiaries; and

  •
  not at any time seek application of any applicable stay, extension or usury law that may affect the covenants or the performance under the indentures.

  Consolidation, Merger and Sale of Assets

        We will not consolidate or amalgamate with or merge into any other entity or transfer all or substantially all of our properties or assets unless:

  •
  we are the surviving entity; or

  •
  the successor or surviving entity is organized or existing under the laws of the United States of America, any state thereof, or the District of Columbia or Bermuda and assumes all of our obligations under the debt securities and the indentures pursuant to supplemental indentures in forms reasonably satisfactory to the trustee(s) under the indentures; and, in either case,

  •
  after giving effect to such transaction, no event of default under the indentures and no event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing.

        Upon any such consolidation, amalgamation, merger or transfer, the successor will be substituted for us under the indentures. In the case of a sale, assignment, transfer, conveyance or other disposition (other than a lease) of all or substantially all of our properties or assets that meets the requirements stated in the immediately preceding paragraph, we will be relieved of all obligations and covenants under the indentures and the debt securities.

  Satisfaction and Discharge

        Upon our request, the relevant indenture will no longer be effective with respect to any series for almost all purposes if either:

  •
  all outstanding securities of that series have been delivered to the trustee for cancellation, we have paid all sums payable in respect of that series and we have delivered to the trustee a certificate and opinion of legal counsel that all conditions precedent to satisfaction and discharge have been fulfilled; or

  •
  the only securities that are still outstanding have, or within one year will, become due and payable or are to be called for redemption, we have deposited with the trustee funds that are sufficient to make all future payments, no default or event of default will have occurred and be continuing on the date of that deposit and that deposit will not result in a breach of any other instrument by which we are bound, we have paid all other sums payable in respect of that series, and we have delivered to the trustee a certificate and opinion of counsel that all conditions precedent to satisfaction and discharge have been fulfilled.

  Legal Defeasance and Covenant Defeasance

        Under each indenture, we may elect, with respect to a series of debt securities at the option of our board of directors and subject to the satisfaction of the conditions described below, either:

  •
  to be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of the applicable series and to have satisfied all of our other obligations under the debt securities of the applicable series and under the provisions of the relevant indenture, which we refer to as legal defeasance; or

  •
  to be released from some of our obligations under the relevant indenture, which we refer to as covenant defeasance.

        We can exercise legal or covenant defeasance if we put in place the following arrangements:

  •
  we must irrevocably deposit with the applicable indenture trustee (or another trustee meeting certain eligibility requirements and agreeing to be bound by the applicable provisions of the relevant indenture pursuant to the terms of an irrevocable trust agreement), in trust, for the benefit of the holders of the applicable series of debt securities:

  (
  )      cash in United States dollars;

  (
  )      non-callable and non-redeemable direct obligations of the United States of America or of an agency or instrumentality controlled or supervised by the United States of America, in each instance, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America; or

  (
  )      a combination of the foregoing that, in each case, is sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities of the applicable series on their stated maturity or applicable redemption date, as the case may be, and any mandatory sinking fund payments applicable to that particular series of the debt securities on the day on which the payments are due;

  •
  we must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding securities of the applicable series will not recognize income, gain or loss for federal income tax purposes solely as a result of the defeasance;

  •
  no default or event of default shall have occurred and be continuing on the date of the deposit of the amounts to be held in trust for the benefit of the holders (other than a default or event of default resulting from the borrowing of funds to be applied to the deposit) or in the case of any insolvency-related defaults, at any time in the period ending on the 91st day after the date of the deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws that apply to the deposit by us); and

  •
  we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

        After satisfying the conditions for legal defeasance, the applicable debt securities will be deemed outstanding only for limited purposes as more fully set forth in the relevant indenture. After legal defeasance, the holders of outstanding debt securities will have to rely solely on the deposits we make to the trustee for repayment of the debt securities.

        After satisfying the conditions for covenant defeasance, the debt securities of the applicable series will be deemed not outstanding for the purposes of the covenants from which we have been released, but will continue to be deemed outstanding for all other purposes under the relevant indenture.

        The applicable prospectus supplement may further describe additional provisions, if any, permitting legal defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

  Information Concerning the Trustee

        JPMorgan Chase Bank, N.A. is the trustee under the indentures. The prospectus supplement with respect to particular debt securities will describe any changes in our relationship with the trustee at the time that any debt securities are offered.

        JPMorgan Chase Bank, N.A. administers its corporate trust business in the Borough of Manhattan, the City of New York, at its offices located at 4 New York Plaza, 15th Floor, New York, New York 10004.

  Form, Exchange, Transfer

        Unless otherwise specified in the prospectus supplement, debt securities will be issued in registered form without coupons. They may also be issued in global form with accompanying book-entry procedures as outlined below.

        A holder of debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. They are transferable at the corporate trust office or corporate trust agency office of the trustee or at any transfer agent designated by us for that purpose. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange, other than exchanges not involving any transfer, such as the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is redeemed or purchased in part.

  Global Securities

        The registered debt securities may be issued in the form of one or more fully registered global securities that will be deposited with and registered in the name of a depositary or with a nominee for a depositary identified in the prospectus supplement. The specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement.

        Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the principal amounts of the debt securities represented by the registered global security beneficially owned by such participants. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such registered global security or on the records of participants for interests of persons holding through participants.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes. Except as set forth below, owners of beneficial interests in a registered global security will not:

  •
  be entitled to have the debt securities represented by such registered global security registered in their names;

  •
  receive or be entitled to receive physical delivery of such debt securities in definitive forms; or

  •
  be considered the owners or holders of the debt securities.

        If the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, if so required by applicable law or regulation, and, in either case, we do not appoint a successor depositary within 90 days, we will issue debt securities in certificated form in exchange for the global security. In addition, we may at any time in our sole discretion decide not to have any debt securities represented by a global security. In such event we will issue debt securities in certificated form in exchange for a global security. The debt securities in certificated form shall be in the same minimal denominations and be of the same aggregate principal amount and tenor as the portion of each global security to be exchanged.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to take any action that a holder is entitled to take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners owning through such participants to take such action.

        Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered global security.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such a registered global security held by the participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name."

        We may at any time determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the registered global security or securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

        If provided in a prospectus supplement relating to a series of debt securities, the debt securities of that series may also be issued in the form of one or more global securities that will be deposited with a common depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement.

Particular Terms of the Senior Debt Securities

  Ranking of Senior Debt Securities

        The senior debt securities will constitute part of our senior debt and rank equally with all other senior debt that is unsecured. The senior debt securities will be senior to our subordinated debt.

  Events of Default

        The following are events of default under a series of senior debt securities:

  •
  we fail to pay the principal, any premium, or any sinking fund payment, on any senior debt securities of that series when due;

  •
  we fail to pay interest on any senior debt securities of that series within 30 days following the due date;

  •
  we fail to observe or perform any other covenant, representation, warranty or other agreement in the senior indenture applicable to that series and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of all series affected by that failure, treating all those series as a single class; and

  •
  certain events of bankruptcy or insolvency relating to us, whether voluntary or not.

        The prospectus supplement for a particular series may describe additional or different events of default that apply to that series. An event of default with respect to one series of senior debt securities does not necessarily constitute an event of default with respect to any other series of senior debt securities.

        If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the indenture has actual knowledge thereof, the trustee will mail to the holders of senior debt securities of the affected series a notice to that effect within 90 days after it occurs. Except in the case of a default in the payment of principal or interest, the trustee under the senior indenture may withhold notice if and so long as a committee of the trustee's responsible officers in good faith determines that withholding the notice is in the interests of the holders.

        If an event of default with respect to one or more series of senior debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of all series with respect to which the event of default occurs and is continuing, treating all those series as a single class, may declare the principal of, premium, if any, and accrued and unpaid interest on, all the senior debt securities of those series to be immediately due and payable by written notice to us and the trustee (if the notice is given by holders). The holders of a majority in aggregate principal amount of the then outstanding senior debt securities of all series covered by such declaration may annul or rescind the declaration and any related payment default that resulted from the declaration, but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding series of senior debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

        The senior indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

        The holders of a majority in principal amount of the outstanding senior debt securities of all series with respect to which an event of default occurs and is continuing, treating all those series as a single class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it, except that:

  •
  the direction cannot conflict with any law or regulation or the indenture;

  •
  the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

  •
  the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the holders of the senior debt securities not joining in the action.

        A holder may pursue a remedy directly under the indenture or the series of senior debt securities, but before doing so, the following must occur:

  •
  the holder must give to the trustee written notice that an event of default has occurred and is continuing;

  •
  the holders of at least 25% in principal amount of the then outstanding senior debt securities of all affected series, treating all those series as a single class, must make a written request to the trustee to pursue the remedy;

  •
  the holder, or holders, must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

  •
  the trustee does not comply with the request within 30 days after receipt of such notice, request and offer and, if requested, provision of indemnity; and

  •
  during the 30 day period, the holders of a majority in principal amount of the then outstanding senior debt securities of all those series, treating all those series as a single class, do not give the trustee a direction inconsistent with the written request.

        However, holders have an absolute right to receipt of principal, premium, if any, and interest on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of senior debt securities to bring suit for the enforcement of any payments of principal, premium, if any, and interest on senior debt securities on or after the respective due dates may not be impaired or affected without the consent of that holder.

        The holders of a majority in principal amount of the senior debt securities then outstanding of all affected series, treating all such series as a single class, may by notice to the trustee on behalf of all holders of the senior debt securities of such series waive any past defaults, except:

  •
  a continuing default in payment of the principal of, premium, if any, or interest on, or any sinking fund payment on, senior debt securities of the series; and

  •
  a continuing default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of each holder of senior debt securities affected.

        We will periodically file statements with the trustee regarding our compliance with covenants in the senior indenture.

  Modifications and Amendments

        Except as provided below or more fully specified in the senior indenture, the senior indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of all series of senior debt securities affected by the amendment or supplement, treating all such series as a single class. In addition, the record holders of a majority in principal amount of the outstanding senior debt securities of all series affected by the waiver, treating all such series as a single class, may, with respect to those series, waive defaults under, or compliance with, the provisions of the senior indenture. However, some amendments or waivers require the consent of each holder of any senior debt security affected. Without the consent of each holder, an amendment or waiver may not:

  •
  reduce the principal amount of the senior debt securities of any series whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal or change the fixed maturity of the principal of, any premium on, or any mandatory sinking fund obligation of any senior debt securities of any series or alter the provisions with respect to the redemption of the senior debt securities;

  •
  reduce the rate, or change the time for payment, of interest, including default interest, on any senior debt security of any series;

  •
  waive a default or event of default in the payment of principal of, or interest or premium on, the senior debt securities of any series, except a rescission of acceleration of the senior debt securities by the holders of a majority in aggregate principal amount of the senior debt securities of any series and a waiver of the payment default that resulted from that acceleration;

  •
  make any senior debt security of any series payable in currency other than that stated in the senior debt securities of that series;

  •
  make any change in the provisions of the senior indenture relating to waivers of past defaults or the rights of the holders of senior debt securities to receive payments of principal of, or interest or premium on, the senior debt securities;

  •
  waive a redemption payment with respect to any senior debt security;

  •
  make any change in the right of any holders of senior debt securities regarding waivers of defaults or impair or affect the right of any holder of a senior debt security of any series to receive payment of principal, premium, if any, and interest on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

  •
  make any change in the above amendment and waiver provisions.

        We and the trustee under the senior indenture may amend or supplement the senior indenture or the senior debt securities issued thereunder without the consent of any holder:

  •
  to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the indenture;

  •
  to add other covenants, restrictions or conditions for the protection of the holders of all or any series of senior debt securities;

  •
  to add events of default;

  •
  to provide for the issuance of senior debt securities in coupon form and to provide for exchangeability of those senior debt securities under the indenture in fully registered form;

  •
  to provide for the issuance of, and to establish the form, terms and conditions of, senior debt securities of any series;

  •
  to evidence and provide for the acceptance of appointment by a successor trustee;

  •
  to cure any ambiguity, or to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of senior debt securities of any series are not adversely affected in any material respect under that indenture;

  •
  to make any change that does not adversely affect in any material respect the interests of any holder; or

  •
  to comply with the requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended.

Particular Terms of the Subordinated Debt Securities

  Ranking of Subordinated Debt Securities

        The subordinated debt securities issued pursuant to the subordinated indenture will be subordinated and junior in right of payment to any senior debt securities issued by us, as well as certain other indebtedness incurred by us to the extent set forth in the prospectus supplement.

  Subordination

        Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. Our obligations under the subordinated debt securities will be subordinated in right of payment to our obligations under our senior debt. For this purpose, "senior debt" generally includes any indebtedness that does not expressly provide that it is on a parity with or subordinated in right of payment to the subordinated debt securities, as well as any other indebtedness that the subordinated debt is expressly junior to, as set forth in the prospectus supplement. Specifically, senior debt includes obligations under any credit facility with banks or other institutional lenders and obligations under the senior debt securities described in this prospectus. Senior debt will not include:

  •
  any indebtedness to any of our subsidiaries or other affiliates;

  •
  any trade payables; or

  •
  any indebtedness that we may incur in violation of the subordinated indenture.

        If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior debt before we pay the principal of, or any premium or interest on, the subordinated debt securities.

        We may not make any payment on the subordinated debt securities if a default in the payment of the principal, any premium, interest on, or other obligations, including any repurchase or redemption obligation, in respect of designated senior debt occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if (1) any other default occurs and continues with respect to designated senior debt that permits holders of the designated senior debt to accelerate its maturity and (2) the trustee receives a notice of default from us, a holder of designated senior debt or other person permitted to give notice. We may not resume payments on the subordinated debt securities until the defaults are cured or specified time periods pass, unless the maturity of the senior debt is actually accelerated.

        The term "designated senior debt" means our obligations under any particular senior debt if the amount of that senior debt is at least the amount specified in the applicable prospectus supplement or by board resolution and the debt instrument expressly provides that the senior debt will be designated senior debt with respect to the subordinated debt securities.

        We expect that the terms of some of our senior debt will provide that an event of default under the subordinated debt securities or an acceleration of their maturity will constitute an event of default under the senior debt. In that case, if the maturity of the subordinated debt securities is accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior debt or the acceleration has been rescinded. If the payment of the subordinated debt securities is accelerated because of an event of default, we must promptly notify the holders of senior debt of the acceleration.

        If we experience a bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.

        The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional indebtedness constituting senior debt.

        The subordination provisions may not be amended without the consent of each holder of senior debt that would be affected by the amendment.

  Events of Default

        The following are events of default under the subordinated debt securities:

  •
  we fail to pay the principal of, or any premium or sinking fund payment on, any subordinated debt securities when due;

  •
  we fail to pay interest on any subordinated debt securities within 30 days following the due date;

  •
  we fail to observe or perform any other covenant, representation, warranty or other agreement in the subordinated indenture applicable to the subordinated debt securities and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities; and

  •
  certain events of bankruptcy or insolvency relating to us, whether voluntary or not.

        The prospectus supplement may describe additional or different events of default that apply to any subordinated debt securities.

        If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the subordinated indenture has actual knowledge of the default or event of default, the trustee will mail to the holders of subordinated debt securities a notice to that effect within 90 days after it occurs. Except in the case of a default in the payment of principal or interest, the trustee under the subordinated indenture may withhold notice if and so long as a committee of the trustee's responsible officers in good faith determines that withholding the notice is in the interests of the holders.

        If an event of default with respect to the subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding subordinated debt securities may declare the principal of, premium, if any, and accrued and unpaid interest (subject to applicable subordination provisions in the subordinated indenture) on, all the subordinated debt securities to be immediately due and payable by written notice to us and the trustee (if the notice is given by holders). The holders of a majority in aggregate principal amount of the then outstanding subordinated debt securities may annul and rescind the declaration and any related payment default that resulted from the declaration but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding subordinated debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

        The subordinated indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

        The holders of a majority in principal amount of the outstanding subordinated debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it, except that:

  •
  the direction cannot conflict with any law or regulation or the subordinated indenture;

  •
  the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

  •
  the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the holders of the subordinated debt securities not joining in the action.

        A holder may pursue a remedy directly under the subordinated indenture or the subordinated debt securities, but before doing so, the following must occur:

  •
  the holder must give to the trustee written notice that an event of default has occurred and is continuing;

  •
  the holders of at least 25% in principal amount of the then outstanding subordinated debt securities must make a written request to the trustee to pursue the remedy;

  •
  the holder or holders must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

  •
  the trustee does not comply with the request within 30 days after receipt of the request and offer and, if requested, the provision of indemnity; and

  •
  during the 30 day period, the holders of a majority in principal amount of the then outstanding subordinated debt securities do not give the trustee a direction inconsistent with the written request.

        However, holders have an absolute right to receipt of principal, premium, if any, and interest on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of subordinated debt securities to bring suit for the enforcement of any payments of principal of, premium, if any, and interest on, subordinated debt securities on or after the respective due dates may not be impaired or affected without the consent of that holder.

        The holders of a majority in principal amount of the subordinated debt securities then outstanding may by notice to the trustee on behalf of all holders of the subordinated debt securities waive any past defaults, except:

  •
  a continuing default in payment of the principal of, premium, if any, or interest on, or any sinking fund payment on, the subordinated debt securities; and

  •
  a continuing default in respect of a covenant or provision of the subordinated indenture that cannot be amended or modified without the consent of each holder of the subordinated debt securities affected.

        We will periodically file statements with the trustee regarding our compliance with covenants in the subordinated indenture.

  Modifications and Amendments

        Except as provided below, or more fully specified in the subordinated indenture, the subordinated indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of the outstanding subordinated debt securities. In addition, the record holders of a majority in principal amount of the outstanding subordinated debt securities may waive defaults under, or compliance with, the provisions of the subordinated indenture.

        However, some amendments or waivers require the consent of each holder of any subordinated debt security affected. Without the consent of each holder, an amendment or waiver may not:

  •
  reduce the principal amount of the subordinated debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal or change the fixed maturity of the principal of, premium, if any, or mandatory sinking fund obligation, if any, of, the subordinated debt securities or alter the provisions with respect to the redemption of the subordinated debt securities;

  •
  reduce the rate, or change the time for payment, of interest, including default interest, on the subordinated debt securities;

  •
  waive a default or event of default in the payment of principal of, or interest or premium on, the subordinated debt securities, except a rescission of acceleration of the subordinated debt securities by the holders of a majority in aggregate principal amount of the subordinated debt securities and a waiver of the payment default that resulted from that acceleration;

  •
  make the subordinated debt securities payable in currency other than that stated in the subordinated debt securities;

  •
  make any change in the provisions of the subordinated indenture relating to waivers of past defaults or the rights of the holders of subordinated debt securities to receive payments of principal of, or interest or premium on, the subordinated debt securities;

  •
  waive a redemption payment with respect to any subordinated debt security;

  •
  make any change in the right of any holders of subordinated debt securities regarding waivers of defaults or impair or affect the right of any holder of a subordinated debt security to receive payment of principal, premium, if any, and interest on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

  •
  make any change in the above amendment and waiver provisions.

        We and the trustee under the subordinated indenture may amend or supplement the subordinated indenture or the subordinated debt securities without the consent of any holder:

  •
  to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the subordinated indenture;

  •
  to add other covenants, restrictions or conditions for the protection of the holders of subordinated debt securities;

  •
  to add events of default;

  •
  to provide for the issuance of subordinated debt securities in coupon form and to provide for exchangeability of those subordinated debt securities under the subordinated indenture in fully registered form;

  •
  to provide for the issuance of, and to establish the form, terms and conditions of, the subordinated debt securities;

  •
  to evidence and provide for the acceptance of appointment by a successor trustee;

  •
  to cure any ambiguity or to correct or supplement any provision in the subordinated indenture that may be defective or inconsistent with any other provision contained in the subordinated indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the subordinated indenture, so long as the interests of holders of subordinated debt securities are not adversely affected in any material respect under the subordinated indenture;

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  to make any change that does not adversely affect in any material respect the interests of any holder; or

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  to comply with the requirements of the SEC in order to effect or maintain the qualification of the subordinated indenture under the Trust Indenture Act of 1939, as amended.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important to your decision to invest in our capital stock. You should keep in mind, however, that it is our Restated Certificate of Incorporation and our By-laws, as amended, and the Delaware General Corporation Law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our Restated Certificate of Incorporation and our By-laws, as amended, are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        Our Restated Certificate of Incorporation authorizes us to issue 20,000,000 shares of common stock, par value of $0.10 per share, and 1,000,000 shares of preferred stock, par value of $0.10 per share. As of November 8, 2005, there were 16,587,257 shares of common stock outstanding and we had no preferred stock issued or outstanding.

        The particular terms of the common stock or preferred stock offered by any prospectus supplement and the extent to which the general provisions described below may apply to such common stock or preferred stock will be outlined in the applicable prospectus supplement.

Common Stock

        Voting Rights.    Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Our stockholders do not have the right to cumulate their votes in the election of directors. The quorum required at a stockholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, directors are elected if they receive a plurality of the votes present at the meeting and entitled to vote. Except as otherwise provided in our Restated Certificate of Incorporation, all other matters can be approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. See "—Voting Rights with Respect to Extraordinary Corporate Transactions" below for information on when our Restated Certificate of Incorporation requires a different stockholder vote.

        Dividends.    Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, none of which are currently outstanding, the holders of common stock are entitled to receive dividends as and when declared by our board of directors. The issuance of dividends will depend upon, among other factors deemed relevant by our board of directors, our financial condition, results of operations, cash requirements, future prospects, changes in tax or other applicable laws relating to the treatment of dividends and regulatory restrictions on the payment of dividends that apply under applicable insurance laws. Dividends may be paid in cash, stock or other form. Each such dividend shall be payable to holders of record as they appear on our stock books on such record dates as shall be fixed by the board of directors.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding-up of the Company, the holders of our common stock will share equally in the assets remaining after creditors and preferred stockholders are paid.

        Other Rights.    Holders of shares of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

        The transfer agent and registrar for our common stock is LaSalle Bank, N.A.

        Our common stock is listed on The NASDAQ Stock Market® under the symbol "NAVG."

Preferred Stock

        General.    Our board of directors may authorize the issuance of preferred stock in series and will specify the dividend and liquidation preferences, redemption prices and conversion rights of each series. When we issue preferred stock, all shares will be fully paid and non-assessable. The holders of our preferred stock will not have preemptive rights.

        Rank.    With respect to dividend rights and rights on liquidation, winding up and dissolution, each series of our preferred stock will rank:

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  senior to all classes of our common stock and to all equity securities issued by us that specifically provide that they will rank junior to our preferred stock;

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  equal with all our equity securities that specifically provide that they will rank equally with our preferred stock; and

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  junior to all our equity securities that specifically provide that they will rank senior to our preferred stock.

        As used in any amendment to our Restated Certificate of Incorporation for these purposes, the term "equity securities" will not include any debt securities convertible or exchangeable for equity securities.

        Dividends.    Upon a decision of our board of directors, our preferred stockholders will be entitled to receive cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to their series of preferred stock. This rate may be fixed or variable or both. We will pay dividends to holders of record of our preferred stock as they appear on our books on the record dates that are fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

        We may not declare or pay full dividends or set aside funds for the payment of dividends on any series of our preferred stock unless we pay or set apart funds for payment of dividends on the equity securities entitled to receive the same dividends as our preferred stock. If full dividends are not paid, each series of preferred stock shall share dividends pro rata with these other equity securities.

        Conversion and Exchange.    The prospectus supplement for any series of our preferred stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock or common stock or exchangeable for another series of our preferred stock, common stock or debt securities.

        Redemption.    A series of our preferred stock may be redeemed at any time, in whole or in part, at our option or the option of a preferred stockholder. We may have the right to redeem a series of our preferred stock without your consent pursuant to a sinking fund or otherwise upon the terms and at the redemption prices set forth in the prospectus supplement relating to such series.

        In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by our board of directors, or by any other method determined to be equitable by our board of directors.

        On and after a redemption date, dividends will cease to accrue on shares of our preferred stock called for redemption and all your rights as a holder of these shares will end (except for the right to receive the redemption price) unless we fail to properly pay the redemption price.

        Liquidation Preference.    If we are liquidated, dissolved or wound up, our preferred stockholders will be entitled to receive distributions of our assets that are available for stockholders in the amount set forth in the prospectus supplement for each series of preferred stock, plus any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to our preferred stock with respect to liquidation, including our common stock. If we are liquidated, dissolved or wound up and the amounts payable on our preferred stock and on any other of our securities ranking equally with respect to liquidation rights are not paid in full, the preferred stockholders of such series and the holders of other equally ranking securities will share ratably in any distribution of our assets in proportion to the full liquidation preferences to which each is entitled. After full payment of the liquidation preference to which they are entitled, our preferred stockholders will not be entitled to any further participation in any distribution of our assets.

        Voting Rights.    Our preferred stockholders will not have the right to vote unless the board of directors states for a particular series of our preferred stock that they have this right or except as required by law.

        Transfer Agent and Registrar.    We will describe the transfer agent and registrar for each series of our preferred stock in the applicable prospectus supplement.

Voting Rights with Respect to Extraordinary Corporate Transactions

        Generally, under Delaware law, plans of merger, consolidation or exchange and sales, leases, exchanges or other dispositions of all, or substantially all, of a corporation's property and assets, other than in the usual and regular course of business, must be approved by the affirmative vote of at least a majority of all of the outstanding shares entitled to vote on the matter and at least a majority of the outstanding shares of each class or series of shares, if any, entitled to vote on the matter as a class. A corporation's certificate of incorporation may provide for a greater vote. In order to approve any plan of merger or consolidation or any sale, lease, exchange or disposition of all or substantially all of our assets, our Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote on the matter, or if no vote is required by Delaware law, 66 2/3% of the outstanding shares entitled to vote in the election of directors generally, unless the transaction falls within two exempt categories, in which case the Delaware law approval requirements discussed above are effective. This supermajority vote requirement is not applicable to any action between us and one of our wholly owned subsidiaries or certain affiliates or to any action with a third party if it is approved by two-thirds of the members of our board of directors prior to completion and such approval remains in effect on the date of completion.

Voting Rights with Respect to Amendments to our Restated Certificate of Incorporation and By-Laws

        Generally, under Delaware law, a board of directors may propose amendments to a corporation's certificate of incorporation. Proposed amendments must be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of each class of shares entitled to vote on such amendment as a class, unless the corporation's certificate of incorporation requires a larger percentage. Except for any amendment to the provision relating to merger approval discussed above under "—Voting Rights with Respect to Extraordinary Corporate Transactions," which requires the approval of 66 2/3% of our outstanding shares, our Restated Certificate of Incorporation does not require any larger stockholder vote percentage for an amendment to its provisions.

        Delaware law provides that the power to adopt, amend and repeal by-laws shall be in the stockholders entitled to vote; provided that a corporation may, in its certificate of incorporation, confer upon its directors the power to also adopt, amend and repeal by-laws. Our Restated Certificate of Incorporation authorizes our board of directors to make, alter, amend or repeal our By-laws. Amendment of the By-laws by our stockholders requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.

Anti-takeover Provisions of our Restated Certificate of Incorporation and By-laws and Applicable Law

        Some provisions of our Restated Certificate of Incorporation and By-laws or other applicable law may delay or make more difficult unsolicited acquisitions or changes of control of our company. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our board of directors to be in our best interest and the best interests of our stockholders.

        Those provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of our company, although the proposals, if made, might be considered desirable by a majority of our stockholders. Those provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. Those provisions include the provisions discussed above with respect to extraordinary corporate transactions and amendments to our Restated Certificate of Incorporation and By-laws as well as the following provisions.

        Blank Check Preferred Stock.    Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power or other rights of the holders of shares of common stock. This right of issuance could be used as a method of preventing a party from gaining control of us.

        Removal of Directors; Special Meetings of the Stockholders.    Our By-laws provide that directors may be removed with or without cause and the subsequent vacancy filled, by the affirmative vote of a majority of the outstanding shares entitled to vote, at a special meeting called for that purpose. Special meetings of our stockholders may only be called by our president or secretary or by resolution of a majority of our board of directors. As a result, unless the specified officers or board concurs, a stockholder may not be able to propose removal of a director prior to his or her annual term expiring. Similarly, a stockholder who wishes to present an issue to his or her fellow stockholders may be required to wait for the annual meeting.

        Delaware Section 203.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" during the three years after the date the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, who together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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  before the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

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  the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Insurance Holding Company Regulations on Change of Control.    We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person or entity may acquire "control" of an insurance subsidiary or merge with the holding company. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement.

        The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

        We may choose to offer fractional interests in debt securities or fractional shares of our common stock or preferred stock. If we decide to do so, we will issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

        We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

        The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

        If we redeem a debt security, common stock or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

        Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

        We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

        The deposit agreement will terminate if:

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  all outstanding depositary shares have been redeemed;

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  if applicable, the debt securities and the preferred stock represented by depository shares have been converted into or exchanged for our common stock; or

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  there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the common stock or preferred stock, including in connection with our liquidation, dissolution or winding-up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

        The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

        Neither we nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

PLAN OF DISTRIBUTION

        We may sell any series of debt securities, common stock, preferred stock and depositary shares being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us and/or a trust from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

        Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act of 1933 in connection with the securities they remarket.

        We may authorize underwriters, dealers or other persons acting as agents for us to solicit offers by certain institutions to purchase securities from us, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

        In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

        The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

        We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL OPINION

        Unless we state otherwise in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York, special counsel to us.

EXPERTS

        The consolidated financial statements of The Navigators Group, Inc. as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 and all related financial statement schedules, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The Navigators Group, Inc.

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ABOUT THIS PROSPECTUS SUPPLEMENT
NOTE ON FORWARD-LOOKING STATEMENTS
SUMMARY
THE OFFERING
SUMMARY FINANCIAL INFORMATION
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
VALIDITY OF THE NOTES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
THE NAVIGATORS GROUP, INC. FILINGS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
THE NAVIGATORS GROUP, INC. FILINGS
NOTE ON FORWARD-LOOKING STATEMENTS
THE NAVIGATORS GROUP, INC.
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
PLAN OF DISTRIBUTION
LEGAL OPINION
EXPERTS